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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

June 12, 2002
Date of Report (Date of earliest event reported)

PEREGRINE SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State of other jurisdiction of incorporation)

0-22209	953773312
(Commission File)	(IRS Employer Identification Number)

3611 Valley Centre Drive
Fifth Floor
San Diego, CA 92130
(858) 481-5000
(Address of Principal Executive Offices)

(Former name of former address, if changed since last report)

        ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS

        On June 12, 2002, Peregrine Systems, Inc. and certain of its subsidiaries entered into a loan and security agreement with Foothill Capital Corporation, acting as arranger and administrative agent and Ableco Finance LLC, as a lender. The loan and security agreement was amended on June 21, 2002. The loan and security agreement consists of a term loan facility and a revolving loan facility, and is secured by a lien on substantially all of the assets of Peregrine and its subsidiaries party to the loan and security agreement. The term loan facility allows Peregrine to borrow up to $56 million. Peregrine has borrowed the full amount of the term loan facility and has received proceeds of approximately $50 million after fees and expenses.

        Borrowing under the revolving loan facility is not permitted until various conditions are satisfied by both Peregrine and its subsidiaries and by Foothill Capital. The conditions include, among others, that Foothill Capital syndicate not less than an additional $24 million of the revolving loan commitment to one or more financial institutions. The ability to borrow under the revolving loan facility, should it become available, will be subject to an accounts receivable borrowing base formula and will allow Peregrine to borrow up to $100 million less the amount of any outstanding term loans and less the face amount of outstanding letters of credit. Ableco Finance has made a revolving facility commitment equal to $56 million less the outstanding amount of its term loan. Ableco Finance has funded the $56 million term loan and will have no revolving commitment until such time as the term loan has been repaid in full or in part. Foothill Capital has committed $20 million to the revolving loan facility of which approximately $18.6 million has been utilized to issue letters of credit.

        The term loan facility obligates Peregrine to repay the principal amount starting in February 2003, with equal monthly payments of approximately $1.15 million, and the balance payable on December 31, 2003. The term loan must be prepaid in connection with some sales of assets. The term loan bears interest at a rate of 5% above the prime rate. Revolving loans would bear interest at a rate of 2% above the prime rate and would mature on December 31, 2003.

        In connection with the termination of Peregrine's previous credit facility with Fleet National Bank and certain other lenders, letters of credit were issued under the Foothill Capital loan facility to replace existing letters of credit. These new letters of credit have been cash collateralized with approximately $19.5 million. The $19.5 million of cash collateral consists primarily of approximately $18.8 million of cash that was held as collateral and was released by Fleet National Bank upon the termination of Peregrine's previous credit facility.

        The Foothill Capital loan facility contains affirmative and negative covenants and financial covenants that are customary for a loan facility that is made available to similarly situated companies.

        A post-closing agreement was entered into by Peregrine, its subsidiaries and Foothill Capital that requires Peregrine and its subsidiaries to execute and deliver additional documents and agreements related to the loan and security agreement. Any defaults under the post closing agreement would result in a default under the loan and security agreement.

        A copy of the loan and security agreement is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. A copy of amendment number one to loan and security agreement is attached hereto as Exhibit 10.2 and is incorporated herein by this reference. A copy of the post closing matters agreement is attached hereto as Exhibit 10.3 and is incorporated herein by this reference. A copy of the press release announcing the loan and security agreement is attached hereto as Exhibit 99.1.

        ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (c)
  Exhibits. The following exhibits are filed with this report:

Exhibit Number	Description
10.1	Loan and Security Agreement by and among Peregrine Systems, Inc., certain of its subsidiaries, Foothill Capital Corporation, and certain Lenders party thereto
10.2	Amendment No. 1 to Loan and Security Agreement by and among Peregrine Systems, Inc., certain of its subsidiaries, Foothill Capital Corporation, and certain Lenders party thereto
10.3	Post Closing Matters Agreement, by and among Peregrine Systems, Inc., certain of its subsidiaries, Foothill Capital Corporation, and certain Lenders party thereto
99.1	Press Release dated June 13, 2002 of Peregrine Systems, Inc.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEREGRINE SYSTEMS, INC.
Date: June 25, 2002	By:	/s/ KEN SEXTON Ken Sexton Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Loan and Security Agreement by and among Peregrine Systems, Inc., certain of its subsidiaries, Foothill Capital Corporation, and certain Lenders party thereto
10.2	Amendment No. 1 to Loan and Security Agreement by and among Peregrine Systems, Inc., certain of its subsidiaries, Foothill Capital Corporation, and certain Lenders party thereto
10.3	Post Closing Matters Agreement, by and among Peregrine Systems, Inc., certain of its subsidiaries, Foothill Capital Corporation, and certain Lenders party thereto
99.1	Press Release dated June 13, 2002 of Peregrine Systems, Inc.

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  ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS
  ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
INDEX TO EXHIBITS